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                                                                   Exhibit 10.28

                              EMPLOYMENT AGREEMENT

      This Agreement shall be effective as of August 1, 2005 (The "Effective date") by and between Michael Rabinovitch (the "Executive") and Mayor's Jewelers, Inc., a Delaware corporation (the "Company").

      WHEREAS, the Executive declares not being prevented from working as such in the United States and Canada;

      NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements, the parties agree as follows:

POSITION, RESPONSIBILITIES AND TERM OF AGREEMENT

      1.1 Employment and Duties. Subject to the terms and conditions of this Agreement, the Company employs the Executive to serve on the Senior Management Team as the Senior Vice President and Chief Financial Officer reporting to the President & Chief Executive Officer and the Executive accepts such employment and agrees to perform in a diligent, careful and proper manner such reasonable responsibilities and duties commensurate with such position as may be assigned to the Executive. The title and responsibilities and duties may be changed from time to time so long as the Executive continues to be a member of the Senior Management team and are consistent with his skills and experience. Executive agrees to devote substantially all business time and efforts to and give undivided loyalty to the Company.

      1.2 Place of work: The Executive shall be based in South Florida, provide his services to the Company primarily in Florida and with the need to travel to Montreal twice per month (one full week and one partial week) and any other traveling needs required by the position.

      1.3 Effective Date. Subject to the provisions of this Agreement, this Agreement shall start on August 1st, 2005 ("Effective Date") and shall continue (the "Term") unless otherwise terminated as provided for in this Agreement.

2. COMPENSATION

      2.1 Base Salary. During the Term of this Agreement, the Company shall pay the Executive an annual gross base salary of $300,000 less all applicable deductions, taxes, and withholdings, payable in the manner dictated by the Company's standard payroll policies. The Executive may be eligible to receive annual base salary increases as determined at the Company's discretion based upon the Executive's performance and the Company's performance. In no event shall Executive's gross base salary be less than $300,000.

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      2.2 Incentive Compensation

"Fiscal Year" in this Agreement shall mean such period of approximately 12 months defined as such from time to time by the Company's Board of Directors. The first Fiscal Year is from March 27, 2005, to March 25, 2006. In the event of any change in the definition "Fiscal Year" it should not adversely affect any bonus payment or other compensation based or calculated on the Fiscal Year.

            a) Annual Cash Bonus. For each Fiscal Year of the Company through which the Executive remains an active employee of the Company, the Executive will have the opportunity to earn a bonus based on achievement of a targeted level of performance, as reflected in the annual bonus letter and based on performance criteria set by the Company. For the Fiscal Year ending March 25, 2006, and each Fiscal Year thereafter, the target bonus is 50 % of the Base Salary. For Fiscal Year ending March 25, 2006, the target bonus amount will be prorated for that portion of the fiscal year worked. For Fiscal Year ending March 25, 2006 only, the Executive shall receive an annual cash bonus equal to the greater of: (i) a guaranteed payment of $75,000; or (ii) the target bonus prorated for the portion of the Fiscal Year worked. The Executive will need to be an active employee continuously from the Effective Date through June 30, 2006 in order to receive the payment. In addition, the Executive will receive a one time signing bonus of $35,000 to be paid on September 1, 2005 and the Executive must be an active employee continuously from the effective date through September 1, 2005 to receive this payment. On an ongoing basis, the minimum bonus pay out for any Fiscal Year is $0 and the maximum bonus pay out for any Fiscal Year is the maximum allowed under the then current Management Bonus Plan.

            b) Long-term Incentive Awards. For each Fiscal Year of the Company through which the Executive remains an active employee of the Company, the Executive may be considered for a long-term incentive award of Mayor's units subject to the approval of the Board of Directors and subject to any specific conditions as may be stated by the Board of Directors and-or the Long-Term Incentive Plan. This award, if granted, will vest over a multi-year period as may be approved by the Board of Directors or stated in the Long-Term Incentive Plan. For the Fiscal Year ending March 25, 2006 the Executive will be granted the equivalent of 250,000 Mayors units or the equivalent number of Birks units which approximate 21,739 units (whether stock options, SAR's, phantom stock, etc,) with a 3 year vesting period. The grant and pricing of these units will be subject to the earlier of the following two events: approval by the Board of Directors or as soon as possible once the financial reorganization of Birks and Mayors is completed and the Company is authorized to grant Long Term Equity Incentives.

      2.3 Participation in Benefit Plans and Associate Discount Policy. If acceptable by the Company's group insurers, the Company will provide the Executive with the group insurance coverages (as of September 1, 2005), currently including life, dental and medical insurance benefits, the cost of which shall be borne by the Company according to the prevailing policies applicable to other Senior Management members. The Executive will also be provided an additional annual benefit payment in the amount of $15,000, paid on a quarterly basis. In addition, the Executive will be entitled to

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participate in the Company's Associate Discount Policy. The Company may, at its
discretion, modify said policies from time to time. Nothing paid to the Executive under any plan, policies or arrangement presently in effect or made available in the future shall be deemed to be in lieu of other compensation to the Executive hereunder as described in this Section 3.

      2.4 Vacation Days. The Executive shall be entitled to twenty days of vacation for each Fiscal Year consistent with the Company's vacation policy for Senior Management officers. The vacation days are earned for a given Fiscal Year during that same Fiscal Year; as a result, for any portion of a Fiscal Year worked, the vacation shall be prorated on the basis of the number of days worked during the Fiscal Year. Unused vacation days may not be carried over from year to year.


      2.5 Expenses. During the term of employment hereunder, the Executive shall be entitled, without duplication, to receive reimbursement for all reasonable and approved business expenses incurred by the Executive in accordance with the policies and procedures established by the Company. In addition but without duplication, the Executive shall receive the following gross all-inclusive allowances:

            a) Car Allowance: The Executive shall be entitled to a car allowance all-inclusive lump sum amount equal to $800 per month in accordance with the car allowance policy applicable to other members of Senior Management as may be amended from time to time. Any other automobile costs or expenses including, without limitation, maintenance, insurance, repairs, lease or financing costs, and mileage, are the sole responsibility of the Executive.

            b) One Time Reimbursement of Benefits: The Executive shall be entitled to a one-time reimbursement of a maximum of $1,000 after submission of receipts for the coverage of benefits during the waiting period.

            c) One Time Legal Allowance: The Executive will be provided a one time allowance of up to $1,000 for the legal costs related to the review of this employment agreement.

It is understood that to the extent these provisions generate taxable benefit for income tax purposes, these taxes will be the sole responsibility of the Executive.

3. TERMINATION

      3.1 Certain Definitions. For purposes of this Agreement, the following terms have the meanings indicated:

            a) "Cause" shall mean: (i) the willful and continued failure by the Executive to substantially perform the Executive's duties for the Company (other than any such failure resulting from the Executive's incapacity due to physical or mental illness, or any such actual or anticipated failure after the Executive announces his intention to resign for Good Reason), (ii) the willful engaging by the Executive in misconduct which is financially injurious to the Company, or
(iii) the Executive's conviction or a pleading of guilty or nolo contendre with respect to the commission of a

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felony or a crime involving bad faith or dishonesty; (iv) the Executive's insubordination; (v) any breach by the Executive of any material term of this Agreement or any other written agreement between the Executive and the Company; or (vi) the Executive's material violation of any of the Company's policies. No act, or failure to act, on the Executive's part shall be considered "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the action or omission was in the best interest of the Company.

            b) "Code" shall mean the Internal Revenue Code of 1986, as amended.

            c) "Disability" shall mean the Executive's inability to perform the Executive's duties by reason of mental or physical disability for at least ninety (90) days in any three-hundred sixty-five (365) day period. In the event of a dispute as to whether the Executive is disabled within the meaning hereof, either party may from time to time request a medical examination of the Executive by a doctor appointed by the Chief of Staff of a hospital selected by mutual agreement of the parties, or as the parties may otherwise agree, and the written medical opinion of such doctor shall be conclusive and binding upon the parties as to whether the Executive has become disabled and the date when such disability arose. The cost of any such medical examination shall be borne by the Company.

            d) "Good Reason" shall mean (i) the Executive ceases to be a member of the Senior Management of the Company, or (ii) the Company materially breaches any material provision of this Agreement including, but not limited to the Company requiring the relocation of the Executive outside South Florida. In the event of a resignation for Good Reason, Executive must provide the Company with a written "Notice of Resignation for Good Reason." The "Notice of Resignation for Good Reason" shall include the specific section of this Agreement which was relied upon and the reason that the Company's act or failure to act has given rise to the Executive's resignation for Good Reason.

      3.2 Termination Without Cause, Resignation with Good Reason or a Required Relocation outside South Florida.

            a) Executive may terminate this Agreement by giving the Company written notice of such termination in accordance with Section 6.2 at least 90 days prior to the termination date, unless a shorter period is agreed upon between the parties.

            b) In the event at any time of (i) the termination of the employment of the Executive without Cause (for any reason other than by Death or Disability) or (ii) the resignation of the Executive for an event constituting Good Reason, or (iii) the required relocation of the Executive outside South Florida, the Company shall pay or provide to the Executive only the following:

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                  (i) Any earned and accrued but unpaid installment of base
salary through the date of the Executive's resignation or termination at the rate in effect immediately prior to such resignation or termination (or the rate in effect immediately prior to the occurrence of an event that constitutes Good Reason, whichever is greater) and all other unpaid amounts to which the Executive is entitled as of such date under any compensation plan or program of the Company (including payment for any vacation time not taken during the year in which termination occurs and any reimbursements not yet paid but due for business expenses previously incurred), such payments to be made in a lump sum within 15 days following the date of resignation or termination; and

                  (ii) The amount the Executive would have been entitled to pursuant to Section 2.2(a), had Executive remained employed through the end of the Fiscal Year in which termination occurs, multiplied by a fraction, the numerator of which is the number of days from the beginning of such Fiscal Year to the date of termination, and the denominator of which is 365, such amount to be paid no later than the time annual bonuses are paid to other executives of the Company; and

                  (iii) In lieu of any further salary payments to the Executive for periods subsequent to his date of resignation or termination, the Executive will receive six (6) months of salary continuation at the same rate of base salary in effect immediately prior to the Executive's resignation or termination (or the base salary in effect immediately prior to the occurrence of an event that constitutes Good Reason, whichever is greater). The Company will make the salary continuation payments, less applicable taxes and other withholding, on the Company's regular payroll dates. In the event the Company terminates the Executive without cause, the Company may at its sole discretion, require the Executive to continue providing services for a three (3) month working notice period while said salary continuation payments are being made and such continuation of services by the Executive shall not serve to extend the six-month salary continuation period; and

                  (iv) The Company shall maintain in full force and effect for the period described in Section 3.2(b)(iii), following the date of the Executive's resignation or termination, health and dental programs (not life or disability programs) in which the Executive was entitled to participate either immediately prior to the Executive's resignation or termination or immediately prior to the occurrence of an event that constitutes Good Reason, provided that the Executive's continued participation is possible under the general terms and provisions of such plans and programs. If applicable, to the extent Cobra is available, the Company's obligations are satisfied by paying the Executive's monthly premiums for the period described in Section 3.2(b)(iii) under Cobra, and then the Executive may continue the Cobra coverage at the Executive's expense;

                  (v) As a condition to his entitlement to receive termination payments under subsections (ii) - (iv) of this Section, the Executive shall have executed and delivered to the Company a release substantially in the form attached hereto as Exhibit A.

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            c) Notwithstanding the foregoing, in the event the aggregate amount of all payments that the Executive would receive pursuant to Section 3.2(b) plus payment to be made to the Executive outside this Agreement would result in an excess "parachute payment" (as defined in Section 280G(b)(2) of the Code) but for this Section 3.2(b), as determined in good faith by the Company, the aggregate amount of the payments required to be paid to the Executive pursuant to this Section 3.2(b) shall be reduced to the largest amount that would result in no portion of any payment to the Executive being subject to the excise tax imposed by Section 4999 of the Code.

For greater clarity, except as set forth above, no other payment whatsoever shall be due by the Company to the Executive.

      3.3 Termination for Cause, Disability, Death or Resignation without Good Reason. In the event of the Executive's termination of employment for Cause, Death or Disability or his resignation without Good Reason, only the amounts set forth in clause (i) of Section 3.2(b) shall be payable to the Executive, provided that in the event of Death and Disability, the amount set forth in clause (ii) of Section 3.2(b) shall be payable as well.

      3.4 Withholding. The Company shall have the right to deduct from any amounts payable under this Agreement an amount necessary to satisfy its obligation, under applicable laws, to withhold income or other taxes of the Executive attributable to payments made hereunder.

4. NON-COMPETITION/CONFIDENTIALITY

      4.1 The Executive agrees that during the Executive's employment with the Company, and for a six-month period thereafter, the Executive will not, directly or indirectly, do or suffer any of the following:

            a) Own, manage, control or participate in the ownership, management or control of, or be employed or engaged by or otherwise affiliated or associated (collectively, "Employed") as a consultant, independent contractor or otherwise with, any other corporation, partnership, proprietorship, firm, association, or other business entity, or otherwise engage in any business, which is engaged in any manner in, or otherwise competes with, the business of the Company or any of its affiliates (as conducted on the date the Executive ceases to be employed by the Company in any capacity, including as a consultant) (a "Prohibited Business") in the United States of America or any of the foreign countries in which the Company or any of its affiliates is doing business (a "Competing Business") for so long as this Section 4.1(a) shall remain in effect, nor solicit any person or business that was at the time of the Executive's termination of employment, or within one year prior thereto, a customer or supplier of the Company or any of its affiliates; provided, however, that, notwithstanding the foregoing, the Executive shall not be deemed to be Employed by a Competing Business if the Board or a committee of the Board determines that the Executive has established by clear and

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convincing evidence all of the following: (A) such entity (including its affiliates in aggregate) does not derive Material Revenues (as defined below) from the aggregate of all Prohibited Businesses, (B) such entity (including its affiliates in aggregate) is not a Competitor (as defined below) of the Company and its affiliates and (C) Executive has no direct responsibility for or otherwise with respect to any Prohibited Business; for purposes of this clause
(a), "Material Revenues" shall mean that 5% or more of the revenues of the entity (including its affiliates in aggregate) are derived from the aggregate of all Prohibited Businesses; an entity shall be deemed a "Competitor" of the Company and its affiliates if the combined gross receipts of the entity (including its affiliates in aggregate) from any Prohibited Business is more than 25% of the gross receipts of the Company and its affiliates in such Prohibited Business; and an "affiliate" of an entity is any entity controlled by, controlling or under common control with the entity;

            b) Employ, assist in employing, or otherwise engage in business with any present executive, officer, employee or agent of the Company or its affiliates;

            c) Induce any person who is an executive, officer, employee or agent of the Company, or any member of the Company or its affiliates, to terminate their relationship with the Company or any of its affiliates; and

            d) Disclose, divulge, discuss, copy or otherwise use or suffer to be used in any manner, in competition with, or contrary to the interests of, the Company, or any member of the Company or its affiliates, the customer lists, manufacturing and marketing methods, product research or engineering data, vendors, contractors, financial information, business plans and methods or other confidential business information or trade secrets of the Company, or any member of the Company or its affiliates, it being acknowledged by the Executive that all such information regarding the business of the Company or its affiliates compiled or obtained by, or furnished to, the Executive while the Executive shall have been employed by or associated with the Company is confidential information and the Company's exclusive property (it being understood, however, that the information publicly disclosed by the Company shall not be subject to this Section 4.1(d), provided that such information may not be used in connection with any of the activities prohibited under clauses (a), (b) and (c) of this Section 4.1 for so long as such clauses remain in effect).

      4.2 Upon the termination of the Executive's employment with the Company, or at any time upon the request of the Company, the Executive (or the Executive's heirs or personal representatives) shall deliver to the Company (a) all documents and materials (including, without limitation, computer files) containing confidential information relating to the business and affairs of the Company and its direct and indirect subsidiaries, and (b) all documents, materials and other property (including, without limitation, computer files) belonging to the Company or its direct or indirect subsidiaries, which in either case are in the possession or under the control of the Executive (or Executive's heirs or personal representatives).

      4.3 The Executive expressly agrees and understands that the remedy at law for any breach by the Executive of any of the provisions of this Section 4 will be inadequate

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and that damages flowing from such breach are not readily susceptible to being measured in monetary terms. Accordingly, it is acknowledged that upon adequate proof of the Executive's violation of any legally enforceable provision of this
Section 4, the Company shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach. Nothing in this Section 4 shall be deemed to limit the Company's remedies at law or in equity for any breach by the Executive of any of the provisions of this Section 4, which may be pursued or availed of by the Company.

      4.4 In the event the Executive shall violate any legally enforceable provision of this Section 4 as to which there is a specific time period during which he/she is prohibited form taking certain actions or from engaging in certain activities, as set forth in such provision, then, such violation shall toll the running of such time period from the date of such violation until such violation shall cease; provided, however, the Company shall seek appropriate remedies in a reasonably prompt manner after discovery of a violation by the Executive.

      4.5 The Executive has carefully considered the nature and extent of the restrictions upon him/her and the rights and remedies conferred upon the Company under this Section 4, and hereby acknowledges and agrees that the same are reasonable in time and territory, are designed to eliminate competition which otherwise would be unfair to the Company, are designed to not stifle the inherent skill and experience of the Executive, would not operate as a bar to the Executive's sole means of support, are fully required to protect the legitimate interests of the Company and do not confer a benefit upon the Company disproportionate to the detriment to the Executive.

      4.6 If any court or arbitrators determine that any of the covenants contained in this Section 4 (the "Restrictive Covenants"), or any part thereof, is unenforceable because of the duration or geographical scope of such provision, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.

      4.7 The Company and the Executive intend to and hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of South Florida. If the courts of any one or more or such jurisdictions hold the Restrictive Covenants wholly unenforceable by reason of breach of scope or otherwise, it is the intention of the Company and the Executive that such determination not bar or in any way affect the Company's right to the relief provided above in the courts of any other jurisdiction within the geographical scope of such Restrictive Covenants as to breaches of such Restrictive Covenants in such other respective jurisdiction, such Restrictive Covenants as they relate to each jurisdiction being, of this purpose, severable, diverse and independent covenants, subject, where appropriate, to the doctrine of res judicata.

      The term "affiliates" in this Section 4 when used in referencing affiliates of the Company includes, but is not limited to, Henry Birks & Sons, Inc.

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5. ASSIGNMENT. The rights and obligations of the parties under this Agreement shall not be assignable by either the Company or the Executive, provided that this Agreement is assignable by the Company to any affiliate of the Company, to any successor in interest to the business of any of the Company, or to a purchaser of all or substantially all of the assets of any of the Company including without limitation by way of merger or stock purchase.

6. MISCELLANEOUS.


      6.1 Governing Law. This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of Florida.

      6.2 Notices. Any notice, request, or instruction to be given hereunder shall be in writing and shall be deemed given when personally delivered or three days after being sent by United States certified mail, postage prepaid, with return receipt requested to, the parties at their respective addresses set forth below:

                  a)       To the Company:

                           Mayor's Jewelers, Inc.
                           14051 Northwest, 14th Street
                           Sunrise, Florida  33323

                           Attention: Senior Vice President & CAO

                  b)       To the Executive:

      6.3 Severability. If any paragraph, subparagraph or provision hereof is found for any reason whatsoever to be invalid or inoperative, that paragraph, subparagraph or provision shall be deemed severable and shall not affect the force and validity of any other provision of this Agreement. If any covenant herein is determined by a court to be overly broad thereby making the covenant unenforceable, the parties agree and it is their desire that such court shall substitute a reasonable judicially enforceable limitation in place of the offensive part of the covenant and that as so modified the covenant shall be as fully enforceable as if set forth herein by the parties themselves in the modified form. The covenants of the Executive in this Agreement shall each be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of the Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants in this Agreement.

      6.4 Entire Agreement, Amendment and Waiver. This Agreement constitutes the entire agreement and supersedes all prior agreements of the parties hereto relating to the subject matter hereof, and there are no oral terms or representations made by either

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party other than those herein. This Agreement may not be amended, supplemented or waived except by a writing signed by the party against which such amendment or waiver is to be enforced. The waiver by any party of a breach of any provision of this Agreement shall not operate to, or be construed as a waiver of, any other breach of that provision nor as a waiver of any breach of another provision.

      6.5 Arbitration of disputes. Any controversy or claim arising out of or relating to this Agreement, or breach thereof (other than those arising under Section 4, to the extent necessary for the Company to avail itself of the rights and remedies provided under Section 4), or any controversy or claim arising out of the Executive's employment with the Company, shall be submitted to arbitration in Broward County, Florida in accordance with the Rules of the American Arbitration Association, and judgment upon the award may be entered in any court having jurisdiction thereof, provided, however, that the parties agree that (i) the panel of arbitrators shall be prohibited from disregarding, adding to or modifying the terms of this Agreement; (ii) the panel of arbitrators shall be required to follow established principles of substantive law and the law governing burdens of proof; (iii) only legally protected rights may be enforced in arbitration; (iv) the chairperson of the arbitration panel shall be an attorney licensed to practice law in Florida who has experience in similar matters; and (v) any demand for arbitration made by either party must be filed and served, if at all, within 365 days of the occurrence of the act or omission complained of, except where the applicable statute of limitations exceeds this time period in which case the period provided under the statute of limitations will apply. The award rendered in any arbitration proceeding held under this Section shall be final and binding, and judgment upon the award may be entered in any court having jurisdiction thereof, provided that the judgment conforms to established principles of law and is supported by substantial record evidence.

      6.6 Enforcement.

            a) This Agreement shall inure to the benefit of and be enforceable by the Executive's personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts are still payable to the Executive hereunder, all such amounts shall be paid in accordance with the terms of this Agreement to the Executive's estate or beneficiary

            b) If either party is required to institute litigation or arbitration to enforce their rights under this Agreement, then the prevailing party, as determined by either a court of competent juridiction or arbitration, shall be entitled to recover reasonable attorney's fees and costs.

      6.7 Survival of Rights and Obligations. The provisions of sections 3.2,
3.3 and 4 (but subject to the time limitations in Section 4.1) shall survive the termination or expiration of this Agreement. Section 4.1(a) shall not survive the termination or expiration of this Agreement if the Company terminates the Executive without Cause, or if the Executive resigns with Good Reasons.

However, nothing in this subsection prohibits the Company from seeking relief under Section 4 of this Agreement, including circumstances where the Executive purports to

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resign with good reason.

      6.8 Counterparts. This Agreement may be executed in two counterparts, each of which is an original but which shall together constitute one and the same instrument.

      6.9 Written Resignation. In the event this Agreement is terminated for any reason (except by death), the Executive agrees that if at the time Executive is a director or officer of the Company or any of its direct or indirect subsidiaries, Executive will immediately deliver a written resignation as such director or officer, such resignation to become effective immediately.

      6.10 Executive's Representations. The Executive represents and warrants to the Company that (i) the Executive is able to perform fully the Executive's duties and responsibilities contemplated by this Agreement and (ii) there are no restrictions, covenants, agreements or limitations of any kind on his right or ability to enter into and fully perform the terms of this Agreement.

      6.11 For the avoidance of doubt, any references to monies or dollars set forth in this Agreement shall be in United States Dollars.

                                   EXECUTION

Upon execution below by both parties, this Agreement will enter into full force and effect as of August 1, 2005.

                                            MAYOR'S JEWELERS, INC.

                                            By: /s/ Thomas A. Andruskevich
                                                --------------------------------
                                                Chairman, President and Chief
                                                Executive Officer

                                            EXECUTIVE

                                            By: /s/ Michael Rabinovitch
                                                --------------------------------